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                                                                    EXHIBIT 99.1


            PracticeWorks Announces Closing of InfoSoft Acquisition;
                      Increases Market Leadership Position

ATLANTA, March 8 -- PracticeWorks, Inc. (AMEX: PRW) today announced that it has closed its previously-announced acquisition of SoftDent, LLC, or InfoSoft, the practice management software subsidiary of Ceramco, Inc., a wholly owned subsidiary of DENTSPLY International, Inc. (Nasdaq: XRAY). In connection with the acquisition, Ceramco will receive $32.0 million of PracticeWorks' 6 1/2% convertible preferred stock. These preferred shares are convertible into 9.8% of PracticeWorks common stock and are redeemable for cash after 5 years if not converted.

InfoSoft, the developers of SoftDent(R), is headquartered in Hunt Valley, Maryland and is a leading provider of dental practice management systems. SoftDent(R) currently has over 12,000 practices, representing approximately 20,000 dentists.

As a result of this acquisition, PracticeWorks now has a customer base of approximately 58,000 doctors, consisting of 50,000 general dentists, 4,000 orthodontists and 4,000 oral and maxillofacial surgeons.

Certain statements in this release, and other written or oral statements made by or on behalf of us, are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are operating PracticeWorks as an independent public company following the spin-off from InfoCure Corporation; uncertainties concerning our future capital needs and the ability to obtain such capital; possible deferral, delay or cancellation by customers of computer system purchase decisions; variations in the volume and timing of systems sales and installations; possible delays in product development; changing economic, political and regulatory influences on the healthcare industry; changes in product pricing policies; general economic conditions; and the risk factors detailed from time to time in PracticeWorks' periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. Management believes that these forward-looking statements are reasonable and that the projections contained in this release are based on reasonable assumptions and forecasts; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

About PracticeWorks, Inc.

PracticeWorks, Inc. is an information management technology provider for dentists, orthodontists and oral and maxillofacial surgeons. PracticeWorks' product offerings include practice management applications, business-to-business e-commerce services, electronic data interchange (EDI) services, and ongoing maintenance, support and training related to all products. Visit PracticeWorks at www.practiceworks.com